As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Abraxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0431735
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90025

(Address of principal executive offices)

Abraxis BioScience, Inc. 2007 Stock Incentive Plan

American BioScience, Inc. Restricted Unit Plan I

American BioScience, Inc. Restricted Unit Plan II

(Full title of the Plans)

Patrick Soon-Shiong, M.D.

Chief Executive Officer

New Abraxis, Inc.

11755 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90025

(Name and address of agent for service)

(310) 883-1300

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Charles S. Farman, Esq.

Morrison & Foerster LLP

400 Capitol Mall, Suite 2600

Sacramento, California 95814

(916) 448-3200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share	6,000,000 shares (2)	$12.37	$74,220,000	$2,278.55
Common Stock, $.001 par value per share	3,537,319 shares (3)	$12.37	$43,756,636	$1,343.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	Represents the shares of common stock of the Registrant that may be offered or sold pursuant to the Abraxis BioScience, Inc. 2007 Stock Incentive Plan (“Stock Incentive Plan”) (which includes shares authorized to be issued under the Registrant’s 2007 Non-employee Director Option Program, which is a part of the Registrant’s Stock Incentive Plan) .

(3)	Represents the shares of common stock of the Registrant. that may be offered or sold pursuant to the American BioScience, Inc. Restricted Unit Plan I and the American BioScience, Inc. Restricted Unit Plan II (“RSU Plans,” and together with Stock Incentive Plan, the “Plans”).

(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the book value of Registrant’s common stock as of June 30, 2007 since there is no current market for the securities offered.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Abraxis BioScience, Inc. (the “Registrant”) with the Commission are incorporated by reference herein:

(a)	The Registrant’s Registration Statement on Form 10 (File No. 001-33657) filed with Commission including the description of the Registration’s Common Stock described therein in the section entitled “Description of Capital Stock”, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Article VI of the Registrant’s bylaws also provides for mandatory indemnification of its directors, executive officers, employees and agents to the fullest extent permissible under Delaware law.

Article VI of the Registrant’s certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into an agreement with each of its directors and executive officers that requires the Registrant to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment thereunder, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, New Abraxis, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 13, 2007.

NEW ABRAXIS, INC.

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong, M.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick Soon-Shiong, M.D. and Richard E. Maroun, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong Patrick Soon-Shiong, M.D.	Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2007

/s/ Lisa Gopalakrishna Lisa Gopalakrishna	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2007

/s/ David S. Chen David S. Chen, Ph.D.	Director	November 12, 2007

/s/ Stephen D. Nimer Stephen D. Nimer, M.D.	Director	November 12, 2007

/s/ Leonard Shapiro Leonard Shapiro	Director	November 13, 2007

/s/ Kirk K. Calhoun Kirk K. Calhoun	Director	November 12, 2007

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)